EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of CCFNB Bancorp, Inc.

We consent to the incorporation by reference to the previously filed Registration Statements (Form S-3 No. 33-89094 and Form S-8 filed with the Securities and Exchange Commission on February 1, 1995 for the CCFNB Bancorp, Inc. Employee Stock Purchase Plan) of CCFNB Bancorp, Inc. of our report dated March 13, 2012, relating to our audit of the consolidated financial statements appearing in Item 8 of this Form 10-K of CCFNB Bancorp, Inc. for the year ended December 31, 2011.

/s/ J.H. Williams & Co., LLP
J.H. Williams & Co., LLP

Kingston, Pennsylvania

March 13, 2012